JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Members of Kreston International

Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
FORESTS GLOBAL, INC.

We consent to the use in this Registration Statement of Forests Global, Inc. (the "Company") and its subsidiaries on Form S-1 (Amendment 2) dated December 23, 2008 of our report dated July 10, 2008, relating to the consolidated financial statements of the Company and its subsidiaries as of December 31, 2007 and 2006.

We also consent to the reference to our Firm under the caption "Experts" in such prospectus.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: December 23, 2008

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 25295500 Fax: (852) 28651067
Email : jimmycheung@jimmycheungco.com
Website : http://www.jimmycheungco.com